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                    February 14, 2022

       Dennis Logan
       Chief Financial Officer
       Planet 13 Holdings Inc.
       2548 West Desert Inn Road, Suite 100
       Las Vegas, Nevada 89109

                                                        Re: Planet 13 Holdings
Inc.
                                                            Amendment No. 2 to
Registration Statement on Form 10-12G
                                                            Filed February 10,
2022
                                                            File No. 000-56374

       Dear Mr. Logan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              Mehrnaz Jalali, Esq.